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                                                                    EXHIBIT 10.4

                  MS PIETRAFESA, L.P., a Delaware limited partnership having its principal place of business at 7400 Morgan Road, Liverpool, New York 13090 ("Borrower") hereby agrees with NATIONAL BANK OF CANADA, a Canadian banking corporation with a domestic branch at 125 West 55th Street, New York, New York 10019 ("Lender") as follows:

SECTION 1.     DEFINITIONS.

1.1 Defined Terms. As used herein, the following terms have the following meanings:

         a. Account Debtor - means a person or entity obligated to pay a Receivable.

         b. Additional Collateral - means (a) all general intangibles of Borrower of every kind and description, including without limitation all patents, trademarks, copyrights, and licenses and all federal, state and local tax refund claims of all kinds, whether now existing or hereafter arising; (b) all of Borrower's deposit accounts, whether now owned or hereafter created, wherever located; (c) all monies, securities, instruments, cash and other property of Borrower and the proceeds thereof, now or hereafter held or received by, or in transit to, Lender from or for Borrower; and (d) all books, records, customer lists, ledger cards, computer programs, computer tapes, disks, printouts and records, and other property and general intangibles at any time evidencing or relating to any of the foregoing, whether now in existence or hereafter created; and all proceeds of the foregoing and all proceeds of any insurance on the foregoing.

         c.       Borrower - means MS Pietrafesa, L.P.

         d. Borrowing Base - the Borrowing Base for Line of Credit Loans defined in Section 2.1(a).

         e. Breakage Fee - means, in the case of a prepayment of the whole or any portion of Line of Credit Loan principal bearing interest based on the LIBOR Rate provided for in Section 2.7(a)(ii), a prepayment premium equal to such prepaid principal, multiplied by a per annum interest rate equal to the difference between the LIBOR Rate-based interest applicable thereto, adjusted to an annual basis, and the 360-day equivalent interest yield (hereinafter called the "Reinvestment Rate") on six-month United States Treasury Bills in an aggregate amount comparable to such portion of the prepaid principal, and with maturities comparable to the end of the applicable Interest Period, calculated over a period of time from the date of prepayment to and including the last day of the applicable Interest Period. If the LIBOR Rate-based interest applicable to such prepaid principal, adjusted to an annual basis, is equal to or less than the Reinvestment Rate, no prepayment premium shall be due.



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         f.       Business Day - means any day other than a Saturday, Sunday or other day on which the banks in New York State are required or authorized by law to close.

         g. Collateral - means, collectively, (a) all Receivables, Inventory, Equipment, Fixtures, Documents, Instruments and Additional Collateral, and (b) the Premises secured by the Mortgage.

         h. Disposal - means the intentional or unintentional abandonment, discharge, deposit, injection, dumping, spilling, leaking, storing, burning, thermal destruction or placing of any substance so that it or any of its constituents may enter the Environment.

         i. Documentary Letter of Credit - means Lender's Letter of Credit issued for the benefit of Borrower and payable upon payee's presentation of specified documents.

         j. Eligible Inventory - means Borrower's Inventory, consisting of first quality raw material and finished goods in which Lender has a perfected security interest, which is held for manufacture, sale or resale in the ordinary course of the Borrower's business and which is acceptable to Lender, in Lender's reasonable discretion, in all respects. General criteria for Eligible Inventory may be established and revised from time to time by Lender in Lender's reasonable discretion which shall be exercised in a manner consistent with Lender's agreements to lend set forth herein. In determining such eligibility, Lender may, but need not, rely on reports and schedules of Inventory furnished to Lender by Borrower, but reliance thereon by Lender from time to time shall not be deemed to limit Lender's right to revise standards for eligibility at any time. In general, Eligible Inventory shall include goods returned to Borrower in the ordinary course of business and seconds and defective goods, with seconds and defective goods discounted at a fixed cost which approximates thirty-three percent (33%) of Borrower's first quality book value. Except in Lender's reasonable discretion, Eligible Inventory shall not include work in process, components which are not parts of finished goods, spare parts, packaging and shipping materials, or supplies used or consumed in Borrower's business, and further, Eligible Inventory shall not include Inventory subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject to Lender's perfected security interest, Inventory which is not insured as required pursuant to the terms hereof, Inventory which was not produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, or Inventory purchased or held on consignment.

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         k.       Eligible Receivables - means the net amount of those
                  Receivables which continually meet the following requirements:

                  (i)      The account is due and payable not more than sixty
                           (60) days from the date of the invoice evidencing the Receivable;

                  (ii) The Receivable arose from the performance of services by Borrower, which have been fully and satisfactorily performed, or from the sale or lease of goods by Borrower, in which Borrower had the sole and complete ownership, and the goods have been shipped or delivered to the Account Debtor, as evidence of which Borrower or Lender has the possession of shipping and delivery receipts;

                  (iii) The Receivable is not subject to any assignment, claim, lien or security interest other than that of Lender, other than trade credits payable to Jos. A Bank Clothiers, Inc., a Delaware corporation;

                  (iv) The Receivable is not subject to setoff, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice, or to dispute, objection or complaint by the Account Debtor concerning its liability on the Receivable; and the goods, the sale or lease of which gave rise to the Receivable, have not been returned, rejected, lost or damaged;

                  (v) The Receivable arose in the ordinary course of business;

                  (vi) No petition in bankruptcy or other application for relief under the Bankruptcy Code or other insolvency law has been filed with respect to the Account Debtor; and the Account Debtor has not made an assignment for the benefit of creditors, become insolvent, or suspended or terminated business; and the Account Debtor is generally paying its debts as they become due;

                  (vii) The Account Debtor is not an affiliate, subsidiary, officer, shareholder or employee of Borrower, nor owned or controlled by any such entity;

                  (viii) Either the Account Debtor maintains its chief executive office in the United States of America and is organized under the laws of the United States of America or Canada or a state or province thereof, or the Receivable is secured by a letter of credit or credit insurance acceptable to Lender;

                  (ix) The full amount reflected on Borrower's books and on any invoice delivered to Lender relating to any Receivable is owing to Borrower, and no partial prepayments have been made thereon, other than as reflected on such books;

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                  (x)      Perfection or enforcement of Lender's security
                           interest in the Receivable is not governed by any state or federal statutory requirements other than the Uniform Commercial Code, including, without limitation, the Federal Assignment of Claims Acts of 1940, as amended;

                  (xi) The Receivable does not arise from a consignment or other arrangement pursuant to which the subject Inventory is returnable, if not sold or otherwise disposed of by the Account Debtor; and

                  (xii) The Receivable is owed by an Account Debtor with respect to which not more than fifty percent (50%) of the outstanding dollar amount of all Receivables owed by such Account Debtor has remained unpaid for more than one hundred twenty (120) days from the invoice date.

         l. Environment - means any water including but not limited to surface water and ground water or water vapor; land including land surface or subsurface; stream sediments; air; fish, wildlife, and plants; and all other natural resources or environmental media.

         m. Environmental Laws - means all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, and the policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

         n. Environmental Permits - means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with the ownership, lease, purchase, transfer, closure, use and/or operation of Borrower's property and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

         o. Environmental Reports - means those documents, copies of which have been provided to Lender, entitled Phase I Environmental Assessment Update by Blasland, Bouck & Lee, Inc. dated March 16, 1995.

         p. Equipment - means all machinery, equipment, furniture, fixtures, tools, parts, supplies and motor vehicles, now owned and hereafter acquired by Borrower of whatsoever name, nature, kind or description, wherever located, and all additions and accessions thereto and replacements or substitutions therefor, and all proceeds thereof and all proceeds of any insurance thereon.

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         q.       Event of Default - shall have the meaning assigned to it in
                  Section 7.1 of this Agreement.

         r. Hazardous Substances - means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(14).

         s. Interest Period - means the period commencing on the date a Line of Credit Loan is made or converted as a loan bearing interest based on the LIBOR Rate as provided for in Section 2.7(a)(ii), which period shall end one (1) month, three (3) months, or six (6) months thereafter, as Borrower may elect.

         t. Inventory - means all inventory, as defined in the New York Uniform Commercial Code.

         u. Letter of Credit - means an engagement by Lender under the Line of Credit provided for in Sections 2.1 and 2.4, to honor certain demands for payment against Borrower.

         v. LIBOR Rate - means the London Interbank Offered Rate for corresponding deposits of U.S. dollars for the corresponding Interest Period, determined as of two (2) Business Days prior to the start of the Interest Period. The determination by Lender as to the applicable LIBOR Rate shall be determinative.

         w. Line of Credit Loans - means, collectively, all advances or loans made to Borrower under the Line of Credit.

         x. Loans - means collectively, all Line of Credit Loans and all Term Loans made to Borrower by Lender pursuant to this Agreement.

         y. Mortgage - means a first lien collateral mortgage on the Premises in the amount of $1,950,000.

         z. Obligations - means all loans, advances, debts, liabilities, obligations and duties owing by Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, whether or not such obligations are related to the transactions described in this Agreement, and whether such obligations are from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, including without limitation, all interest, fees, charges, expenses and attorneys' fees chargeable to Borrower or incurred by Lender in connection with this Agreement or any other agreement between Borrower and Lender.

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         aa.      Permitted Encumbrances - means liens, encumbrances, and
                  restrictions against the assets and property of Borrower, identified in Schedule 1 to this Agreement.

         bb. Premises - means the Premises located at 7400 Morgan Road, Liverpool, Onondaga County, New York 13090.

         cc. Prime Rate - means the prime rate for commercial loans announced from time to time in the United States of America as the National Bank of Canada prime rate, whether or not such rate is the best, favored or lowest rate charged by Lender.

         dd. Receivables - means (a) all of Borrower's now owned and hereafter acquired accounts, chattel paper, documents and instruments, and all proceeds of the foregoing and all proceeds of any insurance on the foregoing; (b) all of Borrower's rights, remedies, security and liens, in, to and in respect of the accounts, including without limitation, rights of stoppage in transit, replevin, repossession and reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, guaranties or other contracts of suretyship with respect to the accounts, deposits or other security for the obligation of any debtor or obligor in any way obligated on or in connection with any accounts and credit and other insurance, and all proceeds of the foregoing and all proceeds of any insurance on the foregoing; and (c) all of Borrower's right, title and interest, present and future, in, to and in respect of all goods relating to, or which by sale have resulted in, accounts, including without limitation all goods described in invoices or other documents or instruments with respect to, or otherwise representing or evidencing any accounts and all returned, reclaimed or repossessed goods, and all proceeds of the foregoing and all proceeds of any insurance on the foregoing.

         ee. Release - means "Release" as defined in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

         ff. Standby Letter of Credit - means Lender's Letter of Credit issued for the benefit of Borrower and payable upon the occurrence or non-occurrence of certain specified conditions.

         gg. Supplemental Agreements - means any and all agreements, instruments, documents, security agreements, guaranties, mortgages, financing statements, assignment agreements, repurchase agreements and supplements thereto, granting or intending to grant to Lender any lien, security interest, pledge, assignment or indemnification to secure the Obligations, or entered into between Borrower and Lender, at any time, for any purpose.

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         hh.      Term Loans - means, collectively, Term Loan A and Term Loan B made to Borrower, as defined in Section 2.5 of this Agreement.

         ii. Title Policy - means Certificate for Title Insurance Number 5398-25149 issued to Lender by Ticor Title Insurance Company with respect to the Premises.

1.2 UCC Definitions - The words "debtor", "secured party", "collateral", "perfection", "authorization", "consent", "security agreement", "proceeds", "financing statement", "assignee", "assignment", "action", "creditor", "goods", "equipment", "inventory", "accounts", "documents", "instruments", "chattel paper", and "general intangibles", and all other terms used in this Agreement and in all documents referred to herein shall have the meanings given such terms in the New York Uniform Commercial Code.

1.3 Accounting Terms - All accounting terms used but not defined in this Agreement shall be construed in accordance with generally accepted accounting principles consistently applied.


SECTION 2.      TERMS OF BORROWING.

2.1 Line of Credit. As long as Borrower is not in default of any of its Obligations to Lender, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, subject to the terms and conditions of this Agreement, a maximum Line of Credit Loan, at any one time outstanding not to exceed the amount of the Borrowing Base, as set forth below ("Line of Credit"). The Line of Credit shall be evidenced by a Revolving Note of Borrower ("Revolving Note") substantially in the form of Exhibit A attached hereto and shall be payable as set forth in
         Section 2.8(a) hereof.

         a.       Borrowing Base.  The Borrowing Base shall equal the lesser of:

                  (1)      The sum of:

                           (i) Eighty-five percent (85%) of Eligible Receivables less than sixty (60) days past due date but not more than one hundred twenty (120) days from invoice date, plus

                           (ii) Fifty percent (50%) of that portion of Eligible Inventory consisting of raw materials on a lower of cost or market basis, plus

                           (iii) Sixty percent (60%) of that portion of Eligible Inventory consisting of finished goods, increasing to seventy percent (70%) during any two (2) periods in a calendar year of two (2) consecutive months each, to accommodate seasonal requirements, less

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                           (iv)     One hundred percent (100%) of outstanding
                                    Standby Letters of Credit, less

                           (v)      Fifty percent (50%) of outstanding
                                    Documentary Letters of Credit,

                           provided, however, that Lender shall not be required to advance an amount in excess of Five Million Dollars ($5,000,000) against Eligible Inventory described in (ii) and (iii) above,

                  or

                  (2)      Twelve Million Five Hundred Thousand Dollars
                           ($12,500,000) .

2.2      [Intentionally omitted].

2.3 Borrowing Base Reports, Etc. For purposes of computing the Borrowing Base, Borrower shall furnish to Lender information adequate to identify Receivables and Inventory at times and in form and substance as may be required by Lender. Borrower shall provide to Lender in form and content satisfactory to Lender:

         (1) At least weekly and on the last day of each month, or, upon the occurrence and continuation of an Event of Default, more frequently upon the request of Lender, a Borrowing Certificate reporting all Receivables, in the form attached hereto as Exhibit D;

         (2) At least monthly or, upon the occurrence and continuation of an Event of Default, more frequently upon the request of Lender, a Borrowing Certificate reporting all Inventory, in the form attached hereto as Exhibit D;

         (3) Monthly, on or before the 25th day of each month, an Accounts Receivable Aging in form satisfactory to Lender based on invoice date, listed in sequence by number, and showing the amounts due and owing on all Receivables;

         (4) Monthly, on or before the 25th day of each month, an Inventory Report in form satisfactory to Lender showing the total cost value of Inventory and separating Inventory into raw materials, work-in-process, finished goods; and

         (5) Monthly, on or before the 25th day of each month, a reconciliation report of Receivables and Inventory.

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From time to time, Borrower shall provide Lender with such other schedules and information as Lender may reasonably request. Together with such schedules, Borrower shall, upon request of Lender, furnish copies of customers' invoices or the equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower shall warrant the genuineness thereof. Borrower shall further warrant that all Receivables are and will be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to customers in the ordinary course of business, free of liens, encumbrances and security interests, except as permitted hereunder, and unconditionally owed to Borrower, as applicable, without defense, offset or counterclaim.

2.4      Line of Credit Loans.

         a. All Line of Credit Loans pursuant to this Agreement (other than Letters of Credit under subsection (f) below) shall be disbursed by Lender as credits to the operating account maintained by Borrower with Lender. Lender, within its discretion, is irrevocably authorized by Borrower to construe and interpret the presentation to Lender for payment of a check drawn on any deposit account maintained by Borrower with Lender, in an amount greater than the then available balance in such account, as a request by Borrower for a Line of Credit Loan bearing interest based on the Prime Rate on the date of such presentation for the account of Borrower, to the extent of the amount available at such date under the Borrowing Base.

         b. Borrower by resolution, a certified copy of which is annexed to this Agreement as Schedule 3 and which may be amended and modified from time to time by Borrower upon written notice to Lender, shall appoint one or more agents and attorneys-in-fact ("Borrower's Agents") for the purpose of requesting Loans and otherwise dealing with Lender in all matters under or relating to this Agreement, the Supplemental Agreements, the Loans, and the Obligations. Borrower's Agents are authorized to act jointly and severally, and their authority may only be revoked by a writing delivered to Lender as provided in Section 8.2 of this Agreement. Lender is authorized to make Loans upon receipt of a written Notice of Borrowing executed by a Borrower's Agent and setting forth Borrower's disbursement instructions, together with a Borrowing Certificate also executed by a Borrower's Agent and certifying the amount of the Borrowing Base as of the date a Loan is requested. The Notice of Borrowing with Borrowing Certificate shall be in the form attached hereto as Exhibit D. The crediting of the proceeds of any Loan to the account of Borrower shall evidence the making of the Loan and constitute the acknowledgment of Borrower of receipt of such Loan proceeds. Lender shall have no liability for any action, error or mistake not involving Lender's own gross negligence or willful misconduct, based upon any request or instruction of a Borrower's Agent.

         c. No Loan shall be made which, by itself or together with the principal balance then outstanding of prior Loans, would cause the total outstanding principal balance of the Line of Credit Loans to exceed the Borrowing Base described in Section 2.1(a) of this Agreement.

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         d.       Requests for Loans.

                  (i) Except as otherwise provided under this Section 2.4, whenever Borrower desires Lender to make a Loan under this Agreement, Borrower's Agents shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such request (a "Notice of Borrowing"). Such Notice of Borrowing shall be given by Borrower no later than 1:00 p.m. New York, New York Time at the office of Lender on the business day of the requested funding date of such borrowing in the case of Loans bearing interest based on the Prime Rate ("Prime Rate Loans") and upon two (2) business days prior notice in the case of Loans bearing interest based on the LIBOR Rate. Notices received after 1:00 p.m. shall be deemed received on the next business day. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify the principal amount of the borrowing and the account of Borrower to which the proceeds of such borrowing are to be disbursed.

                  (ii) Borrower's failure to pay, within fifteen (15) days of the due date, any amount required to be paid under this Agreement or any of the Supplemental Agreements as principal, accrued interest, fees or other charges shall be deemed irrevocably to be a request for a Prime Rate Loan on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges. The proceeds of such Loans may be disbursed by way of direct payment of the relevant Obligation.

                  (iii) As an accommodation to Borrower, Lender may permit telephonic requests for Loans and electronic transmittal of instructions, authorizations, agreement or reports to Lender by Borrower's Agents. Unless Borrower's Agents specifically direct Lender in writing not to accept or act upon telephonic or electronic communications from Borrower's Agents, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports (in each case believed in good faith by Lender to be genuine) communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower's Agents and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the person sending it.

         e.       Subject to the required terms of payment set forth in Section
                  2.8 below, and the provisions relating to prepayment set forth in Section 2.9, Borrower may make principal payments upon its indebtedness for Line of Credit Loans in its discretion and may reborrow subject to the limits set forth in this Agreement.

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         f.       Letters of Credit.  So long as the Borrowing Base of Section
                  2.1(a) will not be exceeded, a portion of the Line of Credit shall be reserved for issuance by Lender to Borrower of Documentary Letters of Credit and/or Standby Letters of Credit, provided that such Letters of Credit (i) have an aggregate undrawn amount of One Million Dollars ($1,000,000) or less, and (ii) have expiration dates no longer than one (1) year from the date of issuance or the date on which payment of the outstanding principal of Line of Credit Loans is due under
                  Section 2.8, whichever is earlier. Except as otherwise expressly provided herein, the procedure set forth in this
                  Section 2.4 shall similarly apply to requests by Borrower for Line of Credit Loans negotiated by Lender's issuance of Letters of Credit under this subsection.

2.5 Term Loans. On the date of this Agreement, and subject to all the terms and conditions of this Agreement, Lender agrees to make the Term Loans available to Borrower. Borrower agrees to borrow the amount of such Term Loans from Lender. Term Loan A ("Term Loan A") shall be evidenced by a term note ("Term Note A") substantially in the form of Exhibit B attached hereto and shall be payable as set forth in Section 2.8(b)(1) of this Agreement, and Term Loan B ("Term Loan B") shall be evidenced by a term note ("Term Note B") substantially in the form of Exhibit C attached hereto and shall be payable as set forth in Section 2.8(b)(2) of this Agreement. The original principal amount of Term Note A shall be One Million Nine Hundred Fifty Thousand Dollars ($1,950,000), which is sixty-five percent (65%) of the fair market value of the Premises according to an appraisal prepared by Summit Associates dated June 4, 1998. The original principal amount of Term Note B shall be Eight Hundred Fifty Thousand Dollars ($850,000), which is less than eighty percent (80%) of the forced liquidation or auction value of Borrower's Equipment according to an appraisal prepared by Daley-Hodkin dated May 26, 1998.

2.6      [Intentionally omitted].

2.7      Interest.

         a.       Line of Credit Loans.

                  (i) Prime Rate. Borrower agrees to pay interest on the outstanding principal balance of the Line of Credit Loans at the rate of one-half of one percent (0.5%) per annum above the Prime Rate, as it may change from time to time based upon a 360-day year for the actual number of days the Line of Credit Loans are outstanding, which will result in a higher effective annual rate. Interest based on the Prime Rate shall be payable in arrears on the first day of the month.

                  (ii) LIBOR Rate. In the alternative, subject to the conditions and limitations set forth in this Agreement, Lender shall, at the request of Borrower upon advance written notice to Lender of not less than two (2) Business Days, make advances of Line of Credit Loans to Borrower, or convert any portion of Borrower's Line of Credit Loan balances from a loan bearing interest at a rate based on the Prime Rate as provided for in (i) above to a loan bearing interest, at a fixed rate equal to the LIBOR Rate plus two and three-quarters percent (2.75%) for an Interest Period specified by Borrower of one (1), three (3), or six
                           (6) months. LIBOR Rate-based interest shall be due and payable at the end of each Interest Period for one (1) and three (3) month Interest Periods, and at the end of three (3) months and maturity for six (6) month Interest Periods. Conversions from Prime Rate-based interest shall be for a minimum of One Million Dollars ($1,000,000) with increments of One Hundred Thousand Dollars ($100,000). At no time shall Borrower have more than three (3) separate LIBOR Rate-based Interest Periods outstanding. Upon the expiration of an Interest Period, interest shall accrue at the rate based on the Prime Rate as provided for in (i) above. All payments to Lender of principal or of LIBOR Rate-based interest shall be free and clear of any present or future tax imposed by the United States of America, and without any withholdings or deductions whatsoever. In addition, Borrower shall reimburse Lender for any costs or expenses related to or incurred by reason of any Eurodollar reserve, special deposit or assessment, or capital adequacy requirements related to LIBOR Rate-based loans.

         b. Term Loans. Borrower agrees to pay interest on the outstanding principal balance of Term Loan A at the per annum rate of one percent (l%) above the Prime Rate, and on the outstanding principal balance of Term Note B at the per annum rate of three-quarters of one percent (0.75%) above the Prime Rate, as it may change from time to time based upon a 360-day year for the actual number of days such Term Loan is outstanding, which will result in a higher effective annual rate.

         c. Changes in the Prime Rate. Any change in the Prime Rate shall, without notice to Borrower, be effective hereunder commencing at the same time such new rate becomes effective.

2.8      Payments.

         a. Line of Credit Loans. Borrower agrees to pay the outstanding principal of and accrued interest on the Line of Credit Loans on June 30, 2001, or, upon the occurrence of an Event of Default, at the time provided for in Section 7.2. In addition, Borrower agrees to make, on demand, such principal payments as are necessary so that the unpaid principal balance of the Line of Credit Loans does not at any time exceed the Borrowing Base. Without limiting the right of Lender to demand payment as provided herein, Borrower shall pay accrued interest on the first day of each month commencing the month following the date of this Agreement and continuing until all of the obligations under the Line of Credit Loans are paid in full.

         b.       Term Loans.

                  1. Term Loan A. Borrower agrees to pay the principal balance of Term Loan A to Lender in eighty-three (83) consecutive monthly installments commencing on July 1, 1998, and on the first day of each month thereafter, the first eighty-three (83) of which shall be in the principal amount of $16,250.00 and the eighty-fourth (84th) and final of which shall be in an amount equal to the then unpaid principal balance of Term Loan A. Borrower agrees to pay accrued interest on Term Loan A on the first day of each month hereafter commencing the month following the date of this Agreement and on the date Term Loan A is paid in full.

                  2. Term Loan B. Borrower agrees to pay the principal balance of Term Loan B to Lender in fifty-nine (59) consecutive monthly installments commencing on July 1, 1998, and on the first day of each month thereafter, the first fifty-nine (59) of which shall be in the principal amount of $10,119.05 and the sixtieth (60th) and final of which shall be in an amount equal to the then unpaid principal balance of Term Loan B. Borrower agrees to pay accrued interest on Term Loan B on the first day of each month hereafter commencing the month following the date of this Agreement and on the date Term Loan B is paid in full.

         c.       General Provisions.

                  (1) Each payment received by Lender shall be applied first to expenses and interest accrued and billed and the balance, if any, to principal, provided that if there has occurred an event of default under Section
                           7.1 below, Lender may apply payments in Lender's absolute discretion.

                  (2) Any non-cash payment of Line of Credit Loans shall be deemed paid, for purposes of calculating the principal amount available for borrowing under
                           Section 2.1 of this Agreement, on the date such non-cash payments are received by Lender; however, for the purpose of calculating interest pursuant to
                           Section 2.4(a) of this Agreement, such payments shall be deemed to have been received one (1) day after actual receipt of such payment by Lender. Notwithstanding the foregoing, if any such non-cash payment presented for collection by Lender is not paid in full, Lender may, without prior notice to Borrower, reverse the provisional credit which has been given, and make appropriate adjustments to the amount of principal and interest due, and the amount of the Borrowing Base available to Borrower.

                  (3) If after the date hereof, Lender determines that (a) the adoption of any applicable law, rule or regulation regarding capital requirements for banks or bank holding companies or their subsidiaries, (b) any change in the interpretation or administration thereof by any governmental authorities or agency charged with the administration or interpretation, or
                           (c) compliance by Lender or, if applicable, its holding company, with any requests or directive of any such entity with respect to capital adequacy, results in the reduction of Lender's return on its capital to a level below that which Lender could have achieved but for such adoption, change or compliance as a result of Lender's commitment to make Loans pursuant hereto, then Lender shall promptly notify Borrower of such occurrence and within one hundred eighty (180) days of receipt of such notice, accompanied by a reasonably detailed summary and explanation of the calculations and other data and information utilized by Lender to formulate its conclusions as to such occurrence, Borrower shall either (i) pay to Lender an amount reasonably determined by Lender to be the amount that will compensate Lender for such reduction or (ii) prepay, without premium, all outstanding indebtedness of Borrower pursuant to the terms of this Agreement, upon which this Agreement shall terminate.

                  (4) On the date that any principal or interest payable under this Agreement is due, Borrower authorizes Lender to debit any deposit account of Borrower on such due date in an amount equal to such unpaid principal, interest, facility fees or unused line fees, as applicable.

                  (5) Notwithstanding anything to the contrary in this Agreement, Lender consents to Borrower's (i) maintaining one bank account with another financial institution for petty cash and manual payroll purposes, provided that such account shall not have a cash balance greater than $25,000 at any time while the Revolving Note shall remain outstanding, and (ii) maintaining its ADP automated payroll account with another financial institution.

2.9 Prepayment. Borrower shall have the right to prepay the outstanding principal balance of the Loans in whole, or in part, at any time, from time to time out of Borrower's operating cash flow or from proceeds from the sale of Borrower, provided, however, that if Borrower prepays all or substantially all of the outstanding Line of Credit Loans, or all or substantially all of the Term Loans, with the proceeds of new secured indebtedness borrowed by Borrower from a person other than Lenders, then Borrower shall pay to Lender a premium in an amount equal to the following percentages of the amounts so prepaid:

                 (a) from closing through June 30, 1999 - one and one-half
                     percent (1.5%);
                 (b) from July 1, 1999 through June 30, 2000 - one percent (1%);
                 (c) from July 1, 2000 through March 31, 2001 - one-half percent
                     (0.5%); and
                 (d) after March 31, 2001 - zero percent (0%).

         Any partial prepayment of the Term Loans shall be applied to the outstanding principal balance of the Term Loans in inverse order of maturity.

2.10     Fees and Expenses.

         a. Closing Fee. Borrower shall pay to Lender upon execution of this Agreement a fee of $50,000.00, against which shall be credited a $10,000.00 good faith deposit and a $15,000.00 commitment fee previously paid to Lender by Borrower, net of any audits fees or legal expenses, as provided for in a revised commitment letter dated May 20, 1998 between Lender and Borrower.

         b. Annual Facility Fee. For so long as the Revolving Note remains outstanding and owing to Lender, Borrower shall pay Lender a fee of $12,500.00 on each anniversary of the execution and delivery of this Agreement.

         c. Unused Line Fee. For so long as the Revolving Note remains outstanding and owing to Lender, Borrower shall pay Lender on the first day of each month a fee equal to one-quarter of one percent (0.25%) per annum of the daily average of the unused portion of the Line of Credit for the preceding month.

         d. Letter of Credit Fees. For so long as the Revolving Note remains outstanding and owing to Lender, Borrower shall pay Lender on the first day of each month a fee equal to one percent (1%) per annum of all issued and outstanding Standby Letters of Credit (as identified in Section 2.4(d)). Borrower shall pay Lender a fee equal to one quarter of one percent (0.25%) of the face amount of any Documentary Letter of Credit issued by Lender, or a minimum of $75.00, upon issuance. Borrower shall also pay to Lender its standard issuance costs for Letters of Credit.

         e. Breakage Fee. Upon prepayment of any Line of Credit Loan principal bearing interest based on the LIBOR Rate provided for in Section 2.7(a)(ii), Lender shall deliver to Borrower a statement setting forth the amount and basis of determination of any Breakage Fee which may be due, it being agreed that (a) Lender shall not be obligated or required to have actually reinvested the prepaid amount in any such U.S. Government Treasury obligations as a condition precedent to receiving a Breakage Fee calculated as provided herein, and (b) Borrower shall not have the right to question the correctness of any such statement or the method of calculation set forth therein in the absence of manifest error. Borrower shall, upon receipt of such statement and contemporaneously with any such prepayment of principal, remit to Lender the Breakage Fee, if any, due in connection therewith. Lender shall not be obligated to accept any prepayment unless it is accompanied by the Breakage Fee, if any, due in connection therewith.

         f. Audit Fees. Borrower shall pay to Lender on demand field examination fees in the amount of $450 per day per examiner for all audits or field examinations of Borrower and shall reimburse Lender on demand for all reasonable airfare, mileage, hotel accommodations and other out-of-pocket expenses in connection with such audits or examinations. The sum of $2,319.29 for audit fees and expenses related to the preloan field exam provided for in the revised commitment letter dated May 20, 1998, shall be paid to Lender at closing.

         g. Expenses. Borrower shall reimburse Lender on demand for all reasonable costs and expenses incurred in connection with the preparation, negotiation, closing and administration of this Agreement and the Supplemental Agreements, and any amendments thereto, including, without limitation, attorneys' fees and expenses. If the obligations are placed in the hands of any attorneys employed by Lender for collection, Borrower agrees to pay on demand, Lender's attorneys' fees, together with costs and expenses, whether or not a legal proceeding or action is commenced, including those incurred in a bankruptcy or insolvency proceeding.

2.11 Purpose of Loans. Borrower agrees to use the proceeds of the Loans solely as working capital, for general corporate purposes, to repay existing indebtedness owed by Borrower to Rochester Regional Joint Board, Unite, AFL-CIO and to Marine Midland Bank, and for other purposes not prohibited by this Agreement.

2.12 Collection of Receivables. After the occurrence of an Event of Default hereunder Lender or its designee may notify Account Debtors that Receivables have been assigned to Lender or of Lender's security interest therein and collect them directly and charge the reasonable collection costs and expenses to Borrower's account; but, unless and until Lender does so or gives Borrower other instructions, Borrower shall make collection of all Receivables for Lender, receive all payments thereon as Lender's trustee and immediately deliver them to Lender in their original form. All such payments will be placed by Lender into cash collateral accounts and, until credited to Borrower's account as hereinafter set forth, shall be held by Lender as collateral for payment and/or performance of Borrower's Obligations to Lender.

2.13 Returns, Credits, Etc. Any merchandise which is returned by an Account Debtor or otherwise recovered shall, after the occurrence of an Event of Default, be set aside, marked with Lender's name and held by Borrower as Lender's trustee, and, before and after the occurrence of an Event of Default, shall remain part of Lender's security. After the occurrence of an Event of Default, on request, Borrower shall notify Lender promptly of all returns and recoveries and deliver the merchandise to Lender. Borrower shall also notify Lender promptly of all disputes and claims exceeding $50,000 in the aggregate at any one time and settle or adjust them at no expense to Lender, but no discount, credit or allowance (other than in the ordinary course of Borrower's business) shall be granted to any Account Debtor, and no returns of merchandise (other than in the ordinary course of Borrower's business) shall be accepted by Borrower without Lender's consent. After the occurrence of an Event of Default hereunder Lender may settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in all cases Lender will credit Borrower's account with only the net amounts received by Lender in payment of such Receivables.

2.14 Further Assurance. Upon Lender's request, Borrower shall appropriately mark Borrower's books of account to disclose Lender's security interest in all Borrower's Receivables, and shall perform all other steps reasonably requested by Lender to create and maintain in Lender's favor a valid first priority security interest, or lien in or on all Receivables and all other security held by or for Lender.

2.15 Power of Attorney. Borrower appoints Lender, or any person whom Lender may designate as its attorney, with power of attorney to sign Borrower's name on notices of assignment, financing statements and other public records; and to endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivables, on verifications of accounts and on notices to customers; to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender; to send requests for verification of Receivables to Account Debtors; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of such attorney. Neither Lender nor the attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable so long as any Receivables in which Lender has a security interest remain unpaid or until the Obligations have been fully satisfied. Lender may file one or more financing statements disclosing Lender's security interest without Borrower's signature appearing thereon.


SECTION 3.      COLLATERAL

3.1 Security Interest. As security for payment and performance of all Obligations, Borrower hereby assigns and grants to Lender a continuing mortgage or security interest in the Collateral. Lender shall retain its security interest in all Collateral until all Obligations have been finally and irrevocably satisfied, provided, however, that Lender shall release all Collateral other than the Premises and the Equipment upon the payment in full to Lender and cancellation or negotiation of the Revolving Note.

3.2 Possession of Collateral. After the occurrence and during the continuance of an Event of Default hereunder, Lender will at all times have the right to take physical possession of the Collateral and to maintain possession of the personal property constituting Collateral on Borrower's premises or to remove the personal property constituting Collateral or any part thereof to such other places as Lender may desire. If Lender exercises its right to take possession of the Collateral, Borrower shall, upon Lender's demand, assemble the personal property constituting Collateral and make it available to Lender at a place reasonably convenient to Lender.

3.3 Location of Collateral. All Collateral is owned by Borrower free of all other liens and encumbrances, except as set forth on Schedule 1 hereto, and all personal property constituting Collateral shall be kept by Borrower at the locations set forth in Schedule 2 hereto. Borrower will not (without Lender's prior written approval) remove any material personal property constituting Collateral therefrom, except for the purposes of sale or lease in the regular course of Borrower's business.

3.4 Limitation on Disposition of Assets. Borrower will not sell, exchange or otherwise dispose of the Collateral, or any material part thereof, or any interest therein to any party or entity, including, without limitation, any affiliate or subsidiary of Borrower, other than Inventory in the ordinary course of business and other assets which Borrower is specifically permitted to sell or transfer under Section
         6.4 of this Agreement, without the express written authorization of Lender. In the event of any other sale, exchange or other disposition of the Collateral or any part thereof or any interest therein (and no such sale, exchange or other disposition is hereby otherwise authorized or consented to), the security interest of Lender shall nevertheless continue in said Collateral (including all proceeds, cash and non-cash) notwithstanding said sale, exchange or other disposition; all of said proceeds shall remain Collateral hereunder and shall be transferred and paid over to Lender immediately following said sale, exchange or other disposition, and shall be applied at the option of Lender to the payment of Obligations due hereunder; and the receipt by Lender of all or any of said proceeds shall not be deemed or construed to be an authorization or consent of Lender to such sale, exchange or other disposition of said Collateral.

3.5 Further Assurances Regarding Inventory. Borrower shall perform any and all steps reasonably requested by Lender to perfect Lender's security interest in the Inventory, such as leasing warehouses to Lender or Lender's designee, placing and maintaining signs, appointing custodians, executing and filing financing or continuation statements in form and substance satisfactory to Lender, maintaining stock records and transferring Inventory to warehouses. If any Inventory is in the possession or control of any of Borrower's agents or processors, Borrower shall notify such agents or processors of Lender's security interest therein, and, upon request, instruct them to hold all such Inventory for Lender's account and subject to Lender's instructions. A physical listing of all Inventory, wherever located, shall be taken by Borrower at least annually and whenever reasonably requested by Lender, and a copy of each such physical listing shall be supplied to Lender. Lender may examine and inspect the Inventory at any time during Borrower's regular business hours.

3.6 Compliance. Borrower will comply with the terms and conditions of any leases covering the premises wherein the Collateral consisting of personal property is located and any orders, ordinances, laws or statutes of any city, state or other governmental department having jurisdiction with respect to such premises or the conduct of business thereon.

3.7 Discharge of Liens. Lender may, at its option, discharge any taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral (other than indebtedness which is expressly subordinate to the Loans), and Lender may pay insurance premiums or procure insurance and otherwise pay for the maintenance and preservation of the Collateral and Borrower will reimburse Lender on demand for any payment made or expense incurred by Lender pursuant to the foregoing authority, with interest at the rate provided in Section 2.7(a) of this Agreement.

3.8 Corporate Existence, Properties. Borrower will at all times maintain, preserve and protect all franchises, patents, and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good condition and repair (normal wear and tear and obsolescence excepted), and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto, and will pay or cause to be paid all rent due on premises where any property is held or may be held, so that the business carried on in connection therewith may be continuously conducted.

3.9 Insurance. Borrower will have and maintain insurance at all times with respect to all Collateral against risks of fire (including so-called extended coverage), theft and such risks as Lender may require containing such terms, in such form, and for such periods, and written by such companies as may be satisfactory to Lender, such insurance to be payable to Lender and Borrower as their interests may appear; each policy of insurance shall have a loss payee endorsement in form satisfactory to Lender providing:

         a. That loss or damage, if any under the policy, shall be payable to Lender, as mortgagee or secured party, as its interests may appear;

         b. That the insurance as to the interest of Lender shall not be invalidated by any act or neglect of the insured or owner of the property described in said policy, nor by any foreclosure, or other proceeding, nor by any change in the title of ownership of said property, nor by the occupation of the premises where the property is located for purposes more hazardous than are permitted by said policy;

         c. That, if the policy is canceled at any time by the insurance carrier, in such case the policy shall continue in force for the benefit of Lender for not less than thirty (30) days after written notice of cancellation to Lender from the insurance carrier; and

         d. That the policy will not be reduced or canceled at the request of the insured nor will said mortgagee or loss payee endorsement be amended or deleted without thirty (30) days, prior written notice to Lender from the insurance carrier.

         Borrower will furnish Lender with certificates or other evidence satisfactory to Lender of compliance with the foregoing insurance provisions, and Lender may act as attorney for Borrower in obtaining, adjusting, settling, and canceling such insurance and receiving and endorsing any drafts. Borrower hereby assigns to Lender any and all monies which may become due and payable under any policy insuring the Collateral covered by this Agreement, including return of unearned premiums, and hereby directs any insurance company issuing any such policy to make payment directly to Lender and authorizes Lender, at its option: (i) to apply such monies in payment on account of any Obligation hereunder, whether or not due, and remit any surplus to Borrower; or (ii) to return said funds to Borrower for the purpose of replacement of the Collateral. Borrower will also at all times maintain necessary workers, compensation insurance and such other insurance as may be required by law or as may be reasonably required in writing by Lender.


SECTION 4.            REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties. Borrower warrants and represents to Lender that: (a) Borrower is a limited partnership duly organized and existing in good standing under the laws of the state of its formation and qualified and licensed to do business in any other state in which its ownership of property or its conduct of business requires it to be so qualified and/or licensed; (b) Borrower has the right and power and is duly authorized to enter into this Agreement and the Supplemental Agreements; (c) The execution by Borrower of this Agreement and the Supplemental Agreements shall not constitute a breach of any provision contained in Borrower's partnership agreement or certificate of limited partnership or contained in any agreement to which Borrower is now or hereafter becomes a party; (d) The performance by Borrower of all of the terms and provisions contained in this Agreement and in the Supplemental Agreements shall not constitute a default or an event of default under any agreement to which Borrower is now or hereafter a party; (e) Borrower has good and indefeasible title to the Collateral, subject only to Permitted Encumbrances identified in Schedule 1 hereto;
         (f) All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Lender are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, and there has been no material adverse change in the financial condition of Borrower since the submission of any such financial information to Lender; (g) There are no actions or proceedings which are pending or, to Borrowers, knowledge, threatened against Borrower which might result in any material adverse change in Borrower's financial condition or which might in any material way affect any of the assets of Borrower; (h) Borrower has duly filed all federal, state and other governmental tax returns which it is required by law to file, and that all taxes and other sums which may be due to the United States of America, any state or other governmental authority have been fully paid and that Borrower now has and shall hereafter maintain reserves adequate in amount to fully pay all such tax liabilities which may hereafter accrue, and (i) Borrower is solvent.

4.2      Environmental Matters.

         a. No above ground or underground storage tanks containing Hazardous Substances are or have been located on any property owned, leased or operated by Borrower.

         b. No property owned, leased or operated by Borrower is or has been used for the treatment, storage or Disposal of Hazardous Substances in violation of Environmental Laws.

         c. No Release of a Hazardous Substance in violation of Environmental Laws has occurred or is threatened on, at, from any property owned, leased or operated by Borrower.

         d. Borrower has not received any notices of violations of Environmental Laws that have not been resolved to the satisfaction of the issuing authority or agency.

         e. Borrower has not received any request for information under any Environmental Law.

         f. There are no existing, pending or threatened suits or claims under any Environmental Law.

         g. To the best of Borrower's knowledge, Borrower is in compliance with all Environmental Laws.


SECTION 5.   AFFIRMATIVE COVENANTS.  Borrower agrees as follows:

5.1 Monthly Financial Reports. To furnish to Lender, within thirty (30) days after the end of each month, internally prepared financial reports of the operations of Borrower for such month and for the fiscal year-to-date, certified by the Chief Financial Officer of Borrower.

5.2 Annual Statements. To furnish to Lender within one hundred twenty (120) days after the end of each of Borrower's fiscal years, audited financial statements of Borrower consisting of a balance sheet, income statement and associated statements of cash flow and retained earnings for such year prepared on a consolidated basis, in accordance with generally accepted accounting principles, by a firm of independent certified public accountants satisfactory to Lender and certified by such accountants.

5.3 Forecasts. To furnish to Lender (a) on or before the date of this Agreement a financial forecast for each of Borrower's fiscal years from 1998 through 2001 with fiscal 1998 projections being on a monthly basis and fiscal year 1999, 2000, and 2001 being on an annual basis, consisting of (a) annual projections of Borrower's balance sheet, income statement and associated cash flows, and (b) on each annual anniversary of the date of this Agreement, an updated forecast for the next fiscal year on a monthly basis.

5.4 Management. To notify Lender days prior to any reasonably foreseeable change in the senior management of Borrower.

5.5 Taxes. To pay promptly all tax assessments and other governmental charges, provided, however, that nothing herein contained shall be interpreted to require the payment of any tax assessments and other governmental charges so long as their validity is being contested in good faith, by appropriate proceedings diligently pursued, provided such contest does not impair the rights and security of Lender.

5.6 Maintenance of Property. To maintain and keep its real and personal property in good condition and in compliance in all material respects, with applicable federal, state and local laws, rules and regulations.

5.7 Litigation. To notify Lender of any litigation instituted against Borrower and any judgment entered against Borrower in any court involving more than $150,000 in the aggregate at any one time, which is not covered by insurance or where the insurance coverage is questioned by the carrier.

5.8 Limited Partnership Existence. To maintain Borrower's limited partnership existence in good standing, provided, however, that Lender acknowledges that Borrower is considering its reorganization as a "C" corporation, which reorganization shall be permitted with the prior written consent of Lender, which consent shall not be unreasonably withheld.

5.9 Other Information. To furnish such other information and at such times as may be reasonably requested by Lender including,

5.10 Audits. To permit Lender and its agents from time to time, to examine, audit, and make extracts from, or copies of, any of Borrower's books, ledgers, reports and other records and to otherwise verify all or any Collateral in any reasonable manner Lender considers appropriate.

5.11     Environmental Compliance.

         a.       To comply with all Environmental Laws.

         b. To promptly notify Lender in the event of the Disposal of any Hazardous Substance in violation of Environmental Laws at any property owned, leased or operated by Borrower, or in the event of any Release, or threatened Release, of a Hazardous Substance, from any such property in violation of Environmental Laws.

         c. To deliver promptly to Lender (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation by Borrower of any Environmental Law or of a notice of the commencement of a suit or claim pursuant to any Environmental Law; and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning a violation by Borrower of any Environmental Law or of a notice of the commencement of a suit or claim pursuant to any Environmental Law.

SECTION 6. NEGATIVE COVENANTS. Borrower will not, without the prior written consent of Lender:

6.1 Capital Expenditures. Expend annually for fixed assets, or enter into leases which must be capitalized under generally accepted accounting principles, or make leasehold improvements during the following fiscal years in an aggregate amount in excess of the following amounts:

         Fiscal Year ending 12/31/98 and thereafter             $500,000

6.2 Liens. Create or permit to exist against any of its property or assets, real or personal, tangible or intangible, now owned or hereafter acquired, any mortgage or other lien or encumbrance, except liens and mortgages listed on Schedule 1 hereto.

6.3 Borrowed Money. Incur other secured indebtedness for borrowed money, except (a) indebtedness related to the Permitted Encumbrances described on Schedule 1 hereto and (b) indebtedness from the Lender.

6.4 Sell Fixed Assets. Sell or dispose of a substantial portion of presently owned fixed assets, such as furniture, fixtures and equipment.

6.5 Declare Dividends. Declare any dividends or make any other distribution on any partnership interest or set apart any sum for the payment of any such dividends or distributions, except that Borrower shall be permitted to make distributions to its partners in amounts sufficient to fund its partners' tax obligations based on the income of Borrower.

6.6 Purchase Partnership Interests. Purchase or redeem any of its partnership interests.

6.7 Purchase Other Business. Purchase or acquire all or substantially all of the property, assets, or business of any other person, firm or corporation, except with notification to and the prior written consent of Lender, which shall not be unreasonably withheld, provided, however, that Lender's prior written consent shall not be required if (a) after giving effect to such transaction, such person, firm or corporation would be a consolidated subsidiary of Borrower, (b) Borrower notifies Lender prior to the consummation of such transaction, and (c) prior to the consummation of such transaction, Borrower delivers to Lender projections demonstrating that, after giving effect to such transaction, Borrower would be in compliance with Sections 6.16, 6.17, 6.18, 6.19 and 6.20 of this Agreement as of the end of the most recent fiscal quarter or fiscal year, as applicable.

6.8 Contingent Debt. Assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable upon the obligation of any person, firm, or corporation, except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (b) guarantees of any obligations owed to Lender.

6.9 Purchase Stock; Merger or Consolidate. Enter into any merger or consolidation, or purchase or acquire the obligations or stock of, or any other interest in, any person, firm, corporation, or other enterprise whatsoever, except the purchase of direct obligations of the United States of America or of any state, county, or municipality, or except with notification to and the prior written consent of Lender, which shall not be unreasonably withheld, provided, however, that Lender's prior written consent shall not be required if (a) after giving effect to such transaction, such person, firm, corporation or enterprise would be a consolidated subsidiary of Borrower, (b) Borrower notifies Lender prior to the consummation of such transaction, and (c) prior to the consummation of such transaction, Borrower delivers to Lender projections demonstrating that, after giving effect to such transaction, Borrower would be in compliance with Sections 6.16, 6.17, 6.18, 6.19 and 6.20 of this Agreement as of the end of the most recent fiscal quarter or fiscal year, as applicable.

6.10 Sale-Leaseback. Directly or indirectly enter into any arrangement whereby the Borrower shall sell or transfer all or any substantial part of its fixed assets then owned by it and shall thereafter or thereupon rent or lease such property or a substantial part thereof, except with notification to and the prior written consent of Lender, which shall not be unreasonably withheld.

6.11 Accounts Receivable. Sell, assign, transfer, or dispose of any of its Receivables, except with Lender's prior written consent.

6.12 Loans. Make loans or advances to any person, firm, or corporation in excess of $25,000, except in the ordinary course of Borrower's business.

6.13 Lease of Real and Personal Property. Enter into any arrangements for the lease of real or personal property where the annual lease payments for all such leases would exceed in the aggregate $100,000 in any fiscal year, other than renewals of leases in existence on the date hereof.

6.14 Prepay Debt. Make any prepayment in regard to any indebtedness that is subordinated in any respect to indebtedness owing to Lender, except for the unsecured trade credit owed by Borrower to Jos. A. Bank Clothiers, Inc., a Delaware corporation.

6.15     ERISA Compliance.

         a. Engage in any "prohibited transaction" (as such term is defined in Section 406 or Section 2003(a) of the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as now or hereafter in effect, ("ERISA"));

         b. Incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) whether or not waived; or

         c. Terminate any pension plan in a manner which could result in the imposition of a lien on any property of the Borrower or any affiliate pursuant to Section 4068 of ERISA.

6.16 Working Capital Ratio. Permit the ratio of Borrower's Current Assets to Current Liabilities (including the Line of Credit Loans) to be less than the following as of the following time periods:

                           Time Period                        Ratio
                           -----------                        -----

                           June 30, 1998                      0.85:1
                           Sept. 30, 1998                     0.85:1
                           Dec. 31, 1998                      0.90:1
                           Mar. 31, 1999                      0.90:1
                           June 30, 1999                      0.95:1
                           Sept. 30, 1999                     0.95:1
                           Dec. 31, 1999                      1.00:1
                           Mar. 31, 2000                      1.05:1
                           June 30, 2000                      1.05:1
                           Sept. 30, 2000                     1.10:1
                           Dec. 31, 2000                      1.10:1
                           Mar. 31, 2001                      1.10:1
                           June 30, 2001                      1.10:1


6.17 Total Liabilities-to-Tangible Net Worth. Permit the ratio of Borrower's Total Liabilities (less indebtedness subordinated to Lender) to Tangible Net Worth (partners' equity plus indebtedness subordinated to Lender) to be greater than the following during the following time periods:

                  Time Period                        Ratio
                  -----------                        -----

                  June 30, 1998                      7.70:1
                  Sept. 30, 1998                     6.40:1
                  Dec. 31, 1998                      5.50:1
                  Mar. 31, 1999                      4.90:1
                  June 30, 1999                      4.40:1
                  Sept. 30, 1999                     4.00:1
                  Dec. 31, 1999 to June 30, 2001     4.00:1

6.18 Minimum Tangible Net Worth. Permit the Borrower's Tangible Net Worth (partner's equity plus indebtedness subordinated to Lender), less Intangible Assets, to fall below the following as of any of the following dates:

                  Time Period                          Amount
                  -----------                          ------

                  June 30, 1998                      $2,500,000
                  Sept. 30, 1998                     $2,900,000
                  Dec. 31, 1998                      $3,200,000
                  Mar. 31, 1999                      $3,400,000
                  June 30, 1999                      $3,600,000
                  Sept. 30, 1999                     $3,800,000
                  Dec. 31, 1999                      $4,000,000
                  Mar. 31, 2000                      $4,250,000
                  June 30, 2000                      $4,500,000
                  Sept. 30, 2000                     $4,750,000
                  Dec. 31, 2000                      $5,000,000
                  Mar. 31, 2001                      $5,250,000
                  June 30, 2001                      $5,500,000

6.19 Debt Service Coverage. Permit the ratio of (a) Borrower's income before payment or allowance for depreciation and amortization, interest or taxes payable, plus proceeds of long-term debt to (b) the sum of Borrower's interest expense plus the current maturities of Borrower's long-term indebtedness, plus capital expenditures, on a fiscal year basis to be less than:

                  Time Period                                 Ratio
                  -----------                                 -----

                  Fiscal Year End 1998                        1.50:1
                  Fiscal Year End 1999 and thereafter         1.75:1

6.20 Pretax Income. Permit Borrower's Pretax Income, measured on a cumulative year-to-date basis, tested quarterly and reset each year, to be less than the following during the following time periods:

                  Time Period                  Ratio              Period Covered
                  -----------                  -----              --------------

                  June 30, 1998             $  250,000              two qtrs.
                  Sept. 30, 1998            $  600,000              three qtrs.
                  Dec. 31, 1998             $1,000,000              four qtrs.
                  March 31, 1999            $  250,000              one qtr.
                  June 30, 1999             $  600,000              two qtrs.
                  Sept. 30, 1999            $1,000,000              three qtrs.
                  Dec. 31, 1999             $1,500,000              four qtrs.
                  Mar. 31, 2000             $  250,000              one qtr.
                  June 30, 2000             $  600,000              two qtrs.
                  Sept. 30, 2000            $1,000,000              three qtrs.
                  Dec. 31, 2000             $1,750,000              four qtrs.
                  Mar. 31, 2001             $  250,000              one qtr.
                  June 30, 2001             $  600,000              two qtrs.

6.21 Disposal of Hazardous Substances. Suffer, cause or permit the Disposal of Hazardous Substances in violation of Environmental Laws at any property owned, leased or operated by it.


SECTION 7.     DEFAULT.

7.1 Events of Default. The occurrence of any one or more of the following events with respect to Borrower shall constitute an Event of Default under this Agreement:

         a. Failure by Borrower to pay any principal or interest or fees within fifteen (15) days of the date when due and payable pursuant to this Agreement, any note executed pursuant to this Agreement, or any other document executed and delivered by Borrower to Lender in connection with this Agreement, and upon written notice of delinquency from Lender following such due date.

         b. Default shall be made in (a) the due observance and performance of any term, covenant, or agreement contained in this Agreement (other than Section 6 of this Agreement, but including Sections 6.2, 6.8, and 6.15(a) or (b)) or in any other present or future agreement, note, or instrument between Borrower and Lender, including, without limitation, any default under any Supplemental Agreements and, to the extent such default is capable of being cured, such default shall remain uncured for a period of thirty (30) days after the occurrence of such default, or (b) the due observance and performance of any term, covenant or agreement contained in
                  Section 6 (other than Sections 6.2, 6.8, and 6.15(a) or (b)) of this Agreement.

         c. Any representation or warranty made in this Agreement or any certificate or statement furnished pursuant to or in connection with this Agreement shall prove to have been false in any material respect at the date of which the facts therein set forth were certified, or shall have omitted any material contingent or unliquidated liability or claim against Borrower, or if upon the date of the execution of this Agreement there shall have been any material adverse change in any of the facts disclosed on any such statement, which change shall not have been disclosed to Lender in writing at or prior to the time of such execution.

         d. The termination of existence or business of Borrower, or the making of an assignment for the benefit of creditors by Borrower.

         e. The entry of any judgment or judgments against Borrower aggregating as to any one of them at any one time in excess of $150,000 which shall remain unsatisfied, undischarged, or unsecured for a period of thirty (30) days or as to which a stay of execution shall not have been obtained within ten (10) days of the entry thereof.

         f. If any governmental agency or department shall take control of a substantial part of the property of Borrower.

         g. If any tax lien is filed against the property of Borrower, except for taxes or assessments or other governmental charges not then due and payable or which are contested in good faith by Borrower and for which Borrower has set aside adequate reserves.

         h. Failure by Borrower to generally pay its debts as such debts become due, unless the delinquent payment of a particular debt is consistent with Borrower's prior custom and practice and does not otherwise result in or contribute to a covenant violation or other Event of Default under this Agreement.

         i.       [Intentionally omitted].

         j. If Borrower (i) shall file a petition or request for liquidation, reorganization, arrangement, adjudication as a bankrupt, relief as a debtor or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; (ii) shall make a general assignment for the benefit of creditors; (iii) shall consent to the appointment of a receiver or trustee for Borrower or any of its assets, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; (iv) make any, or send notice of any intended, bulk sale; or (v) shall execute a consent to any other type of insolvency proceeding (under the federal Bankruptcy Code or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, or settlement of claims against or winding up of affairs of, Borrower.

         k. The appointment of a receiver, trustee, custodian or officer performing similar functions for Borrower, including, without limitation, the appointment of or taking possession by a "custodian" as defined in the federal Bankruptcy Code; or the filing against Borrower of a request or petition for liquidation, reorganization, arrangement, adjudication as a bankrupt or other relief under the bankruptcy, insolvency or similar laws of the United States of America or any state or territory thereof or any foreign jurisdiction, now or hereafter in effect; or the institution against Borrower of any other type of insolvency (under the federal Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower of payment of the Obligations, and the failure to have such appointment vacated or such petition or proceeding dismissed within thirty (30) days after such appointment, filing or institution.

         1. If all, or a controlling interest of, the partnership interests of the Borrower shall be sold, assigned, or otherwise transferred, whether pursuant to a security agreement or pledge agreement or otherwise.

7.2      Effects of an Event of Default.

         a. Upon the happening of one or more Events of Default (except a default under either Section 7.1(j) or 7.1(k) hereof), Lender may declare any obligations it may have hereunder to be canceled and the principal of Loans then outstanding to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement. Upon such declaration, any obligations Lender may have hereunder shall be immediately canceled and Loans then outstanding shall become immediately due and payable without presentation, demand or further notice of any kind to Borrower.

         b.       Upon the happening of one or more Events of Default under
                  Section 7.1(j) or 7.1(k) hereof, Lender's obligations hereunder shall be canceled immediately, automatically and without notice, and the Loans then outstanding shall become immediately due and payable without presentation demand or notice of any kind to Borrower.

7.3      Rights of Lender. Upon the occurrence of an Event of Default under
         Section 7.1 hereof: (a) Lender shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the New York Uniform Commercial Code; and (b) Lender may sell and deliver any or all Receivables and any or all other security and Collateral held by Lender or for Lender at public or private sale, for cash, upon credit or otherwise; and (c) in addition to all other sums due Lender, Borrower will pay to Lender upon demand all costs and expenses incurred by Lender, including attorneys' fees and expenses, to obtain or enforce payment of Receivables or obligations, or in the prosecution or defense of any action or proceeding either against Lender or against Borrower concerning any matter arising out of or connected with this Agreement or the Collateral or obligations and all Supplemental Agreements, if any, or otherwise due pursuant to the terms of this Agreement. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower's address as set forth herein at least five (5) days before the time of sale or other disposition. Lender may be the purchaser at any such sale, if it is public, and, in the event Lender is the purchaser, Lender shall have all the rights of a good faith, bona fide purchaser for value from a secured party after default. The proceeds of sale shall be applied first to all costs and expenses of sale, including actual attorneys' fees and expenses, and second to the payment (in whatever order Lender elects) of all Obligations, and any remaining proceeds shall be applied in accordance with the provisions of Part 5 of Article 9 of the New York Uniform Commercial Code. Borrower shall remain liable to Lender for any deficiency. Failure by Lender to exercise any right, remedy or option under this Agreement or any present or future Supplemental Agreement or in any other agreement between Borrower and Lender, or delay by Lender in exercising the same will not operate as a waiver. No waiver by Lender will be effective unless it is in writing and then only to the extent specifically stated. Neither Lender nor any party acting as Lender's attorney pursuant to Section 2.15 hereof shall be liable for any good faith error of judgment or mistake of fact or law. Lender's rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Lender may have.

SECTION 8.      OTHER PROVISIONS

8.1 Lease of Ledgers. For good and valuable consideration, Borrower hereby leases to Lender and Lender hereby hires from Borrower, for a term which shall last as long as there shall be any present or future indebtedness or obligations of whatever nature owing from Borrower to Lender, all of Borrower's books of account, ledgers and cabinets in which there are reflected or maintained the Collateral, and all supporting evidence and documents relating thereto in the form of written applications, credit information, account cards, payment records, correspondence, delivery and installation certificates, invoice copies, delivery receipts, notes and other evidences of indebtedness, insurance certificates and the like. Lender and its representatives shall at all reasonable times during normal business hours have and be entitled to free and undisturbed access to such books of account, ledgers and cabinets and may examine and audit the contents thereof and take excerpts therefrom. All additional books of account, ledgers and cabinets in which there may hereafter be reflected or maintained assigned Collateral and supporting evidence or documents pertaining thereto shall also and without further act be subject to the provisions of this paragraph.

8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or, if sent by facsimile, upon confirmed receipt thereof, or one (1) business day after being delivered to a courier for overnight delivery, or five (5) business days after being deposited in the mail, certified mail with return receipt requested, addressed to the addresses set forth in the preamble to this Agreement, or to such other address as may be hereafter notified by the respective parties hereto.

8.3 Setoff. All sums at any time standing to Borrower's credit on Lender's books and all of Borrower's property at any time in Lender's possession, or upon or in which Lender has a lien or security interest shall be security for all Obligations. In addition to and not in limitation of the above, with respect to any deposits or property of Borrower in Lender's possession or control, now or in the future, Lender shall have the right after default and demand hereunder to setoff all or any portion thereof, at any time, against any Obligations hereunder, without prior notice or demand to Borrower.

8.4 Counsel Fees and Expenses. Borrower agrees to pay all counsel fees and expenses, including recording and filing fees, incurred by Lender in connection with the financing evidenced by this Agreement as well as any fees and expenses of counsel which Lender may hereafter incur in protecting, enforcing, increasing or releasing any security held by Lender.

8.5 Further Assurance. Borrower agrees that any time, or from time to time, upon the written request of Lender, Borrower will execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to fully effect the purposes of this Agreement and the Supplemental Agreements.

8.6 Construction. This Agreement and the Supplemental Agreements may not be amended orally.

8.7 Successors. All rights of Lender hereunder shall inure to the benefit of its successors and assigns, and all Obligations of Borrower shall bind the successors and assigns of Borrower.

8.8      [Intentionally omitted].

8.9 Payments. The acceptance of any check, draft or money order rendered in full or partial payment of any obligation hereunder is conditioned upon and subject to the receipt of final payment in cash.

8.10 Exhibits and Schedules. All exhibits and schedules referred to herein and annexed hereto are hereby incorporated into this Agreement and made a part hereof.

8.11 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law.

8.12 Environmental Indemnification. Borrower agrees to indemnify, defend, and hold harmless Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses, or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by Lender or any other person or entity as a result of the presence of, Release of or threatened Release or Hazardous Substances on, in, under the property owned or operated by Borrower. The liability of Borrower under the covenants of this Section is not limited by any exculpatory provisions in this Agreement or any other Supplemental Documents and shall survive repayment of the Documents and shall survive repayment of the obligations or any transfer or termination of this Agreement regardless of the means of such transfer or termination.

8.13 WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER AND LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED ARISING OUT OF THIS AGREEMENT, THE COLLATERAL AND SUPPLEMENTAL AGREEMENTS OR ANY ASSIGNMENT THEREOF OR BY REASON OF ANY OTHER CAUSE OF DISPUTE BETWEEN BORROWER AND LENDER.

8.14 CONSENT TO JURISDICTION. BORROWER AND LENDER AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE, OR ARISING OUT OF, THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, MAY BE COMMENCED IN NEW YORK STATE IN ONONDAGA COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK, AND BORROWER WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED BY REGISTERED OR CERTIFIED MAIL TO BORROWER, OR AS OTHERWISE PROVIDED BY THE LAWS OF NEW YORK STATE OR THE UNITED STATES.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by the proper and duly authorized officers as of the 19th day of June, 1998.

                              MS PIETRAFESA, L.P.
                              By:  MS Pietrafesa Acquisition Corporation,
                                   its sole general partner

                              By:  /s/ Ross Stefano
                                 -----------------------


                              NATIONAL BANK OF CANADA

                              By:  /s/ Robert G. Uhrig
                                 -----------------------


                                           and

                              By:  /s/ Michael S. Woodard
                                 ------------------------

                                   SCHEDULE 1

                             PERMITTED ENCUMBRANCES


1. Memorandum of Lease Agreement made by and between MS Pietrafesa, L.P., "Company", and Onondaga County Industrial Development Agency, "Agency", dated October 1, 1994, and recorded December 28, 1994, in the Onondaga County Clerk's Office in Book 3974 of Deeds at page 320;

2. Memorandum of Lease Agreement made by and between Onondaga County Industrial Development Agency, "Agency", and MS Pietrafesa, L.P., "Company", dated October 1, 1994, and recorded December 28, 1994, in the Onondaga County Clerk's Office in Book 3974 of Deeds at page 324&c;

3. Direct Mortgage in the original principal amount of $520,000 by MS Pietrafesa, L.P. to New York State Urban Development Corporation d/b/a Empire State Development Corporation, dated as of November 22, 1995;

4. Liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith or for which adequate reserves have been set aside;

5. Pledges or deposits of money securing obligations under workers' compensation, unemployment insurance, social security, or public liability laws or similar legislation (excluding liens under ERISA);

6. Leases of equipment, to the extent deemed financing instruments and not true leases;

7. Banker's liens, rights of set-off, and similar liens incurred on deposits made in the ordinary course of business;

8. Workers', mechanics' or similar liens arising in the ordinary course of business;

9. Unperfected carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business;

10. Deposits securing, or in lieu of, surety, appeal or custom bonds in proceedings to which Borrower is a party;

11.      Any attachment or judgment lien not constituting an Event of Default;


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



12. Zoning restrictions, utility access and other easements and rights of way, licenses, or other restrictions on the use of any real property interest or other insurable exceptions and minor defects and irregularities in title (including leasehold title) thereto;

13.      Presently existing or hereinafter created liens in favor of Lender.







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